UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 2, 2012

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-31157	23-2507402
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

720 Pennsylvania Drive

Exton, Pennsylvania 19341

(Address of principal executive offices) (Zip Code)

(610) 646-9800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 2, 2012, Innovative Solutions and Support, Inc. (the “Company”) announced the appointment of Shahram Askarpour as President of the Company.  Dr. Askarpour joined the Company in 2003 and has been the Vice President of Engineering for the past seven years.  Prior to joining the Company, Dr. Askarpour held managerial and engineering positions with companies such as Smiths Aerospace (a division of Smiths Group PLC), Instrumentation Technology and Marconi Avionics.  He holds of a number of key patents in the aviation field.

A copy of the press release of the Company announcing Dr. Askarpour’s appointment is attached as Exhibit 99.1 and is incorporated herein by reference.

The Company entered into an Employment Agreement (the “Employment Agreement”) with Dr. Askarpour, effective at his appoint (the “Commencement Date”), pursuant to which Dr. Askarpour will become the President of the Company.   Pursuant to the Employment Agreement, Dr. Askarpour’s term of employment with the Company will be for one year from the Commencement Date (the “Term”) and shall renew automatically for successive one year periods thereafter.  During the Term, Dr. Askarpour will receive an annual base salary of $300,000 per annum.  Dr. Askarpour will also be offered stock options and be eligible to receive other perquisites and benefits pursuant to the terms of the Employment Agreement.

The foregoing description is not complete and is qualified in its entirety by reference to the Employment Agreement filed as Exhibit 10.1 hereto which is incorporated herein by reference.

On April 2, 2012, the Company also announced that Roman Ptakowski will be stepping down from his role as President the Company, effective immediately, in preparation for his retirement from the Company.

Item 9.01	Financial Statements and Exhibits.

(d)                                 Exhibits

10.1        Employment Agreement dated as of February 14, 2012 between the Company and Shahram Askarpour.

99.1        Innovative Solutions and Support, Inc. press release dated April 2, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

Date: April 2, 2012	By:	/s/ Ronald C. Albrecht
Ronald C. Albrecht
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated February 14, 2012, between Innovative Solutions and Support, Inc. and Shahram Askarpour.

99.1	Innovative Solutions and Support, Inc. press release dated April 2, 2012.